Exhibit 23.1

HART & TRINEN, LLP
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO 80203

CONSENT OF ATTORNEYS

        Reference is made to the Registration Statement of Vanguard Energy Corporation (the "Company") on Form S-1 whereby the Company proposes to sell up to 8,750,000 Units, including Units covered by the underwriters' over-allotment option and Units underlying the Representative's Warrant, up to 17,500,000 shares of the Company's common stock, up to 8,750,000 Class A Warrants, and the Representative's Warrant. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

        We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,
HART & TRINEN, L.L.P.
/s/ WILLIAM T. HART William T. Hart

Denver, Colorado
June 22, 2011